Exhibit 99.1

                                 PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE CONDITIONS SPECIFIED HEREIN.

                                   $1,000,000
                               NEW YORK, NEW YORK
                                October 15, 2001

FOR VALUE RECEIVED, J. Jeremy Barbera (the "Payor"), promises to pay to the order of MARKETING SERVICES GROUP, INC., a Nevada corporation (the "Payee") at 333 Seventh Avenue, 20th Floor, New York, New York 10001 or at such other address as the Payee shall specify to the Payor, the principal sum of up to one million dollars ($1,000,000), plus interest.

     1. Interest. Interest shall be charged per annum for each year of the five
(5) year term of this Note at the rate of interest announced by The Bank of New York as its prime rate (the "Prime Rate") on the date of this Note.

     2. Prepayment. This Note, together with any accrued but unpaid interest then due for repayment may be prepaid in full, at any time, at the discretion of the Payor, without penalty.

     3. Payments. A payment of the interest accrued during the previous one (1) year period shall be due and payable on each yearly anniversary of the date of this Note and on October 15, 2006 (the "Expiration Date"). The principal amount due under this Note will be due in one (1) payment on the Expiration Date or at such other time as shall be mutually agreed upon by the Payor and Payee.

     4. Change In Control. This Note, including any unpaid interest then due for repayment, shall be forgiven in its entirety and no payments under it by the Payor shall be due upon the closing of any transaction of the type listed in
Section 8 of the Payor's employment agreement, dated June 30, 2000.

     5. Security. As security for the Payor's obligations hereunder, the Payor hereby grants to the Payee a security interest in all of Payor's current and future holdings of Payee's Common Stock until such time as the principal and interest amounts due under this Note are paid in full as described herein. This security interest shall not relieve the Payor of its obligations hereunder.

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     6.       Miscellaneous.
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         (a) Whenever a payment hereunder shall be stated to be due on a day on which banks are required or authorized to close in New York, such payment shall be made on the next succeeding business day.

         (b) Any provision hereof which may prove unenforceable under any law shall not affect the validity of any other provision thereof.

         (c) This Note may not be changed or terminated orally.

         (d) This Note shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the Payor has executed this Note effective as of the date first set forth above.


                                            By:      /s/ J. Jeremy Barbera
                                                     -----------------------
                                            Name:  J. Jeremy Barbera